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                                                                    EXHIBIT 99.8





                                                                  AS APPROVED BY
                                                                 SHAREHOLDERS ON
                                                                   JULY 17, 1998


                                  GAINSCO, INC.
                          1998 LONG-TERM INCENTIVE PLAN


                                    ARTICLE I
                                    THE PLAN

         1.1 Name. This Plan shall be known as the "Gainsco, Inc. 1998 Long-Term Incentive Plan." Capitalized terms used herein are defined in Article IX hereof.

         1.2 Purpose. The purpose of the Plan is to promote the growth and general prosperity of the Company by permitting the Company to grant to its employees, directors, and Advisors Restricted Stock, Stock Appreciation Rights, and Options to purchase Common Stock of the Company. The Plan is designed to help the Company and its Subsidiaries attract and retain superior personnel for positions of substantial responsibility and to provide employees, directors, and Advisors with an additional incentive to contribute to the success of the Company. The Company intends that Incentive Stock Options granted pursuant to
Article III shall qualify as "incentive stock options" within the meaning of
Section 422 of the Code.

         1.3 Effective Date. The Plan shall become effective upon the Effective Date; provided, however, that if the shareholders of the Company have not approved the Plan by the date that is twelve months after the Effective Date, the Plan and all grants made under the Plan shall be void and of no force or effect.

         1.4 Eligibility to Participate. Any Employee, Director, or Advisor shall be eligible to participate in the Plan. Subject to the following provisions, the Committee may make Awards in accordance with such determinations as the Committee from time to time in its sole discretion shall make; provided, however, that Incentive Stock Options may be granted only to persons who are Employees.

         1.5 Shares Subject to the Plan. The shares of Common Stock to be issued pursuant to the Plan shall be either authorized and unissued shares of Common Stock or shares of Common Stock issued and thereafter acquired by the Company.

         1.6 Maximum Number of Plan Shares. Subject to adjustment pursuant to the provisions of Section 7.2, and subject to any additional restrictions elsewhere in the Plan, the maximum aggregate number of shares of Common Stock that may be issued and sold hereunder shall not exceed 1,000,000 shares. The maximum aggregate number of shares of Common Stock with respect


1998 LONG-TERM INCENTIVE PLAN -- PAGE 1

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to which Awards may be granted to any person during the term of the Plan shall not exceed 600,000 shares.

         1.7 Options and Stock Granted Under Plan. Plan Shares with respect to which an Option has been exercised or Restricted Stock has vested shall not again be available for grant hereunder. If Options terminate for any reason without being wholly exercised or if Restricted Stock is forfeited prior to vesting, new Awards may be granted hereunder covering the number of Plan Shares to which such termination or forfeiture relates.

         1.8 Conditions Precedent. The Company shall not issue any certificate for Plan Shares pursuant to the Plan prior to fulfillment of all of the following conditions:

                  (a) The admission of the Plan Shares to listing on all stock exchanges on which the Common Stock is then listed, unless the Committee determines in its sole discretion that such listing is neither necessary nor advisable;

                  (b) The completion of any registration or other qualification of the offer or sale of the Plan Shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body that the Committee shall in its sole discretion deem necessary or advisable; and

                  (c) The obtaining of any approval or other clearance from any federal or state governmental agency that the Committee shall in its sole discretion determine to be necessary or advisable.

         1.9 Reservation of Shares of Common Stock. During the term of the Plan, the Company shall at all times reserve and keep available such number of shares of Common Stock as shall be necessary to satisfy the requirements of the Plan as to the number of Plan Shares. In addition, the Company shall from time to time, as is necessary to accomplish the purposes of the Plan, seek or obtain from any regulatory agency having jurisdiction any requisite authority that is necessary to issue Plan Shares hereunder. The inability of the Company to obtain from any regulatory agency having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance of any Plan Shares shall relieve the Company of any liability in respect of the nonissuance of Plan Shares as to which the requisite authority shall not have been obtained.

         1.10     Tax Withholding and Reporting.

                  (a) Condition Precedent. The issuance of Plan Shares pursuant to the exercise of any Option, the vesting of any Restricted Stock, or the payment of any SAR, is subject to the condition that if at any time the Committee shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any federal, state, or local law is necessary or desirable as a condition of, or in connection with such issuance, vesting or payment, then the issuance, vesting or payment shall not be effected unless the withholding shall have been effected or obtained in a manner acceptable to the Committee.

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                  (b) Manner of Satisfying Withholding Obligation. When the
         Committee requires an Awardee to pay to the Company an amount required to be withheld under applicable income tax laws in connection with paragraph (a) above, such payment shall be made, as the Committee may in each case in its discretion determine, (i) in cash, (ii) by check,
         (iii) by delivery to the Company of shares of Common Stock already owned by the Awardee having a Fair Market Value on the Tax Date equal to the amount required to be withheld, (iv) through the withholding by the Company ("Company Withholding") of a portion of the Plan Shares acquired upon the exercise of an Option having a Fair Market Value on the Tax Date equal to the amount required to be withheld, or (v) in any other form of valid consideration.

                  (c) Notice of Disposition of Stock Acquired Pursuant to Incentive Stock Options. The Company may require as a condition to the issuance of Plan Shares covered by any Incentive Stock Option that the party exercising the Option give a written representation to the Company, satisfactory in form and substance to its counsel and upon which the Company may reasonably rely, that he shall report to the Company any disposition of such shares prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code. If and to the extent the realization of income in such a disposition imposes upon the Company federal, state, or local withholding tax requirements or any such withholding is required to secure for the Company an otherwise available tax deduction, the Company shall have the right to require that the recipient remit to the Company an amount sufficient to satisfy those requirements; and the Company may require as a condition to the issuance of Plan Shares covered by an Incentive Stock Option that the party exercising such Option give a satisfactory written representation promising to make such a remittance.

                  (d) Tax Reporting. The Company shall file, and shall furnish the Awardee a copy of, all federal, state, and local tax information returns that it deems to be required in connection with the grant, exercise, or vesting of any Award.

         1.11     Exercise of Options and SARs.

                  (a) Method of Exercise. Each Option or SAR shall be exercisable in accordance with the terms of the Option or SAR Agreement pursuant to which the Option or SAR was granted. No Option may be exercised for a fraction of a Plan Share.

                  (b) Payment of Purchase Price. The purchase price of any Plan Shares purchased pursuant to an Option shall be paid at the time of exercise of the Option, as the Committee may in each case in its discretion determine, (i) in cash, (ii) by certified or cashier's check, (iii) in shares of Common Stock, (iv) by cash or certified or cashier's check for the par value of the Plan Shares plus a promissory note for the balance of the purchase price, which note shall provide for full personal liability of the maker and shall contain such terms and provisions as the Committee may determine, including without limitation the right to pay the note partially or wholly with Common Stock, (v) by delivery of a copy of irrevocable instructions from the Optionee to a broker or dealer, reasonably acceptable to the Company, to sell certain of the Plan Shares purchased upon exercise of the Option or to pledge them

1998 LONG-TERM INCENTIVE PLAN -- PAGE 3

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         as collateral for a loan and promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price or
         (vi) in any other form of valid consideration permitted by the Committee in its discretion. If any portion of the purchase price or a note given at the time of exercise is paid in shares of Common Stock, those shares shall be valued at their then Fair Market Value.

         1.12 Acceleration in Certain Events. The Committee may accelerate the exercisability or other vesting of any Award in whole or in part at any time. Notwithstanding the provisions of any Award Agreement, the following provisions shall apply:

                  (a) Mergers, Consolidation, Etc. In the event that the Company, pursuant to action by the Board, at any time enters an agreement whereby the Company will merge into, consolidate with, or sell or otherwise transfer all or substantially all of its assets to another corporation and provision is not made pursuant to the terms of such transaction for the assumption by the surviving, resulting, or acquiring corporation of outstanding Awards, or for the substitution of new Awards with substantially equivalent benefit therefor, each outstanding Award shall become fully (100 percent) vested. The Committee shall advise each Awardee in writing of the manner and terms under which such fully vested Awards shall be exercised, if applicable.

                  (b) Change in Control. Anything contained herein to the contrary notwithstanding, (1) an Awardee shall become fully (100 percent) vested in each of his or her Awards upon the occurrence of a Change in Control (as defined below) or a threatened Change in Control (as determined by the Committee in its sole discretion); and (2) no Award held by an Awardee at the time a Change in Control or threatened Change in Control occurs or at any time thereafter shall terminate for any reason before the end of the Award's express term (if applicable). For purposes of this section, "Change in Control" means one or more of the following events:

                  (i) Any person within the meaning of Section 13(d) and 14(d) of the Exchange Act, other than the Company (including its Subsidiaries, directors or executive officers) has become the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of 50 percent or more of the combined voting power of the Company's then outstanding Common Stock and any other class or classes of the Company's outstanding securities ordinarily entitled to vote in elections of directors (collectively, "Voting Securities") (other than through the purchase of Voting Securities from the Company); or

                  (ii) Shares representing 50 percent or more of the combined voting power of the Company's Voting Securities are purchased pursuant to a tender offer or exchange offer (other than an offer by the Company or its subsidiaries or affiliates); or

                  (iii) As a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were Directors

1998 LONG-TERM INCENTIVE PLAN -- PAGE 4

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         of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or of any successor to the Company; or

                  (iv) Following the effective date of the Plan, the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50 percent of the outstanding Voting Securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the Company, other than (A) any party to such merger or consolidation or (B) any affiliates of any such party; or

                  (v) The Company transfers more than 50 percent of its assets, or the last of a series of transfers results in the transfer of more than 50 percent of the assets of the Company, to another entity that is not wholly-owned by the Company. For purposes of this subsection (v), the determination of what constitutes a transfer and what constitutes over 50 percent of the assets of the Company shall be made by the Committee, as constituted immediately prior to the events that would constitute a Change in Control if 50 percent of the Company's assets were transferred in connection with such events, in its sole discretion.

         1.13 Written Notice Required. Any Option or SAR shall be deemed to be exercised for purposes of the Plan when written notice of exercise has been received by the Company at its principal office from the person entitled to exercise the Option or SAR and payment for the Plan Shares with respect to which the Option is exercised (if applicable) has been received by the Company in accordance with Section 1.11.

         1.14 Compliance with Securities Laws. Plan Shares shall not be issued with respect to any Award unless the issuance and delivery of the Plan Shares (and the exercise of an Option, if applicable) shall comply with all relevant provisions of state and federal law (including without limitation (i) the Securities Act and the rules and regulations promulgated thereunder and (ii) the requirements of any stock exchange upon which the Plan Shares may then be listed) and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Committee may also require an Awardee to furnish evidence satisfactory to the Company, including without limitation a written and signed representation letter and consent to be bound by any transfer restrictions imposed by law, legend, condition, or otherwise, that the Plan Shares are being acquired only for investment and without any present intention to sell or distribute the shares in violation of any state or federal law, rule, or regulation. Further, each Awardee shall consent to the imposition of a legend on the certificate representing the Plan Shares issued pursuant to an Award, restricting their transfer as required by law or this section.

         1.15 Employment or Service of Awardee. Nothing in the Plan or in any Award shall confer upon any Employee any right to continued employment by the Company or any of its Subsidiaries or limit in any way the right of the Company or any Subsidiary at any time to terminate or alter the terms of that employment. Nothing in the Plan or in any Award shall confer upon any Director or Advisor any right to continued service as a Director or Advisor of the Company or any of its Subsidiaries or limit in any way the right of the Company or any Subsidiary at any time to terminate or alter the terms of that service.

1998 LONG-TERM INCENTIVE PLAN -- PAGE 5

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         1.16 Rights of Awardees Upon Termination of Employment or Service. The
provisions in this Section 1.16 shall be subject to the provisions of Section
5.1 and the provisions of any Restricted Stock Agreement. In the event an Awardee ceases to be an Employee, Director, or Advisor for any reason other than death, Retirement, Permanent Disability, or Cause or pursuant to a right of termination under an Employee's employment agreement with the Company, (i) the Committee shall have the ability to accelerate the vesting of the Awardee's Awards, in its sole discretion, and (ii) any Option or SAR held by such Awardee shall be exercisable (to the extent exercisable on the date of termination of employment or rendition of services, or, if the vesting of such Option or SAR has been accelerated, to the extent exercisable following such acceleration) at any time within three months after the date of termination of employment or rendition of services, unless by its terms the Option or SAR expires earlier or unless, with respect to a Nonqualified Stock Option or an SAR, the Committee agrees, in its sole discretion, to extend its term further; provided that the term of any such Option or SAR shall not be extended beyond its initial term. In the event an Awardee ceases to serve as an Employee, Director, or Advisor due to death, Permanent Disability, Retirement, or Cause or pursuant to a right of termination under an Employee's employment agreement with the Company, (i) the Committee shall have the ability to accelerate the vesting of the Awardee's Awards, in its sole discretion, and (ii) the Awardee's Options and SARs may be exercised as follows:

                  (a) Death. Except as otherwise limited by the Committee at the time of the grant of an Option or SAR, if an Awardee dies while serving as an Employee, Director, or Advisor or within three months after ceasing to be an Employee, Director, or Advisor, his Options and SARs shall become fully (100 percent) vested on the date of his death and shall expire twelve months thereafter, unless by their terms they expire sooner or unless, with respect to a Nonqualified Stock Option or SAR, the Committee agrees, in its sole discretion, to extend its term further; provided that the term of any such Nonqualified Stock Option or SAR shall not be extended beyond its initial term. During such period, the Option or SAR may be fully exercised, to the extent that it remains unexercised on the date of death, by the Awardee's personal representative or by the distributees to whom the Awardee's rights under the Option or SAR pass by will or by the laws of descent and distribution.

                  (b) Retirement. If an Awardee ceases to serve as an Employee, Director, or Advisor as a result of Retirement, (i) the Committee shall have the ability to accelerate the vesting of the Awardee's Awards, in its sole discretion, and (ii) the Awardee's Options and SARs shall be exercisable (to the extent exercisable on the effective date of such Retirement or, if the vesting of such Options or SARs has been accelerated, to the extent exercisable following such acceleration) only at any time within three months after the effective date of such Retirement, unless by their terms the Options or SARs expire earlier or unless, with respect to a Nonqualified Stock Option or SAR, the Committee agrees, in its sole discretion, to extend its term further; provided that the term of any such Option or SAR shall not be extended beyond its initial term.

                  (c) Disability. If an Optionee ceases to serve as an Employee, Director, or Advisor as a result of Permanent Disability, the Awardee's Awards shall become fully (100

1998 LONG-TERM INCENTIVE PLAN -- PAGE 6

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         percent) vested and shall expire twelve months thereafter, unless by their terms they expire sooner or, unless, with respect to a Nonqualified Stock Option or SAR, the Committee agrees, in its sole discretion, to extend its term; provided that the term of any such Option or SAR shall not be extended beyond its initial term.

                  (d) Cause. If an Awardee ceases to be employed by the Company or a Subsidiary or ceases to serve as a Director or Advisor because the Awardee's employment or service relationship with the Company or a Subsidiary is terminated for Cause, the Awardee's Awards (other than Restricted Stock that has already vested) shall automatically expire on the date of such termination. If any facts that would constitute Cause for termination or removal of an Awardee are discovered after the Awardee's employment or service relationship with the Company has ended, any Awards then held by the Awardee (other than Restricted Stock that has already vested) may be immediately terminated by the Committee. Notwithstanding the foregoing, if an Awardee is an Employee employed pursuant to a written employment agreement with the Company or a Subsidiary, the Awardee's relationship with the Company or a Subsidiary shall be deemed terminated for Cause for purposes of the Plan only if the Awardee is considered under the circumstances to have been terminated "for cause" for purposes of such written agreement or the Awardee voluntarily ceases to be an Employee in breach of his employment agreement with the Company or a Subsidiary.

                  (e) Notice. If an Awardee's employment agreement with the Company or a Subsidiary is terminated by either the Company, a Subsidiary, or the Awardee by providing a required or permitted notice of termination thereunder, the Awards that are exercisable as of the date of termination shall remain exercisable for a period of twelve months (three months if Incentive Stock Options) after the date of termination and shall expire at the end of such twelve-month period (three-month period if Incentive Stock Options).

         1.17 Transferability of Awards. Except as may be agreed upon by the Committee in accordance with this section, Awards (other than Restricted Stock that has fully vested) shall not be transferable other than by will or the laws of descent and distribution or, with respect to Nonqualified Stock Options or SARs, pursuant to the terms of a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, and, with respect to Incentive Stock Options, may be exercised during the lifetime of an Optionee only by that Optionee or by his legally authorized representative. The designation by an Awardee of a beneficiary shall not constitute a transfer of the Award. The Committee may, in its discretion, provide in an Award Agreement that Nonqualified Stock Options or SARs may be transferred to members of the Awardee's immediate family, trusts for the benefit of such immediate family members, and partnerships in which such immediate family members are the only partners, provided that there is no consideration for the transfer.

         1.18 Information to Awardees. The Company shall furnish to each Awardee a copy of the annual report, proxy statements and all other reports sent to the Company's shareholders, unless the Awardee otherwise receives same as a shareholder of the Company. Upon written request, the

1998 LONG-TERM INCENTIVE PLAN -- PAGE 7

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Company shall furnish to each Awardee a copy of its most recent Annual Report or
Form 10-K and each quarterly report to shareholders issued since the end of the Company's most recent fiscal year.


                                   ARTICLE II
                                 ADMINISTRATION

         2.1 Committee. The Plan shall be administered by a Committee of not fewer than two members of the Board. The Committee shall be appointed by the Board. Each member of the Committee shall be both a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Code and the regulations issued pursuant thereto. Subject to the provisions of the Plan, the Committee shall have the sole discretion and authority to determine from time to time the persons to whom Awards shall be granted and the number of Plan Shares subject to each Award, to interpret the Plan, to prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, to determine and interpret the details and provisions of each Award Agreement, to modify or amend any Award Agreement or waive any conditions or restrictions applicable to any Award (or the exercise thereof), and to make all other determinations necessary or advisable for the administration of the Plan.

         2.2 Majority Rule; Unanimous Written Consent. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority present at a meeting at which a quorum is present or any action taken without a meeting evidenced by a writing executed by all members of the Committee shall constitute the action of the Committee. Meetings of the Committee may take place by telephone conference call.

         2.3 Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to Employees, Directors, and Advisors, their employment, death, Retirement, Permanent Disability, or other termination of employment or service, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

         2.4 Exculpation of Committee. No member of the Committee shall be personally liable for, and the Company shall indemnify all members of the Committee and hold them harmless against, any claims resulting directly or indirectly from any action or inaction by the Committee pursuant to the Plan, including without limitation any determination by the Committee regarding whether a Change in Control (within the meaning of Section 1.12) is threatened and any failure by the Committee to consider such a determination.

1998 LONG-TERM INCENTIVE PLAN -- PAGE 8

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                                   ARTICLE III
                             INCENTIVE STOCK OPTIONS

         3.1 Terms and Conditions. The terms and conditions of Options granted under this Article may differ from one another as the Committee shall, in its discretion, determine, as long as all Options granted under this Article satisfy the requirements of this Article.

         3.2 Duration of Options. Each Option granted pursuant to this Article and all rights thereunder shall expire on the date determined by the Committee, but in no event shall any Option granted under this Article expire earlier than one year or later than ten years after the date on which the Option is granted; and in no event shall any Option granted under this Article to an individual who, at the time the Option is granted, owns shares of stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary or affiliate thereof within the meaning of Section 422 of the Code expire later than five years after the date on which the Option is granted. In addition, each Option shall be subject to early termination as provided elsewhere in the Plan.

         3.3 Purchase Price. The purchase price for Plan Shares acquired pursuant to the exercise, in whole or in part, of any Option granted under this Article shall not be less than the Fair Market Value of the Plan Shares at the time of the grant of the Option; provided, however, in the event of the grant of any Option to an individual who, at the time the Option is granted, owns shares of stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary or affiliate thereof within the meaning of Section 422 of the Code, the purchase price for the Plan Shares subject to that Option must be at least 110 percent of the Fair Market Value of those Plan Shares at the time the Option is granted.

         3.4 Maximum Amount of Options First Exercisable in Any Calendar Year. The aggregate Fair Market Value of Plan Shares (determined at the time the Option is granted) with respect to which Options issued under this Article are exercisable for the first time by any Employee during any calendar year under all incentive stock option plans of the Company and its Subsidiaries and affiliates shall not exceed $100,000. Any portion of an Option granted under the Plan in excess of the foregoing limit shall be considered granted pursuant to
Article IV.

         3.5 Individual Option Agreements. Each Employee receiving Options pursuant to this Article shall be required to enter a written Option Agreement with the Company. In such Option Agreement, the Employee shall agree to be bound by the terms and conditions of the Plan, the Options granted pursuant hereto, and such other matters as the Committee deems appropriate.

                                   ARTICLE IV
                           NONQUALIFIED STOCK OPTIONS

         4.1 Option Terms and Conditions. The terms and conditions of Options granted under this Article may differ from one another as the Committee shall, in its discretion, determine as long as all Options granted under this Article satisfy the requirements of this Article.

1998 LONG-TERM INCENTIVE PLAN -- PAGE 9

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         4.2 Duration of Options. Each Option granted pursuant to this Article and all rights thereunder shall expire on the date determined by the Committee, but in no event shall any Option granted under this Article expire later than ten years after the date on which the Option is granted. In addition, each Option shall be subject to early termination as provided elsewhere in the Plan.

         4.3 Purchase Price. The purchase price for the Plan Shares acquired pursuant to the exercise, in whole or in part, of any Option granted under this Article shall not be less than the Fair Market Value of the Plan Shares at the time of the grant of the Option.

         4.4 Individual Option Agreements. Each Optionee receiving Options pursuant to this Article shall be required to enter a written Option Agreement with the Company. In such Option Agreement, the Optionee shall agree to be bound by the terms and conditions of the Plan, the Options granted pursuant hereto, and such other matters as the Committee deems appropriate.

                                    ARTICLE V
                                RESTRICTED STOCK

         5.1 Terms and Conditions. Each grant of Restricted Stock shall confer upon the Awardee thereof the right to receive a specified number of Plan Shares in accordance with the terms and conditions of a Restricted Stock Agreement as set forth in Section 5.2. The general terms and conditions of the Restricted Stock grants shall be as follows:

                  (a) Restrictions. Any Plan Shares awarded under this Article shall be restricted for a period of time to be determined by the Committee at the time of the award, which period shall be not less than 3 years or more than 10 years. The restrictions shall prohibit the sale, assignment, transfer, pledge, or other encumbrance of the Plan Shares and will provide for possible reversion thereof to the Company in accordance with paragraph (b) during the period of restriction.

                  (b) Forfeiture Upon Termination of Employment. All Restricted Stock awarded under this Article shall be forfeited and returned to the Company in the event the Awardee ceases to be an Employee, Director, or Advisor of the Company or one of its subsidiaries or affiliates prior to the expiration of the period of restriction, unless the Awardee's termination of employment or service is due to his death, Permanent Disability, or Retirement, or termination without Cause, or constructive termination after a Change in Control. Whether or not an Awardee's Retirement or Permanent Disability has occurred will be determined by the Committee in its sole discretion.

                  (c) Lapse of Restrictions Upon Death or Disability. In the event of an Awardee's death or Permanent Disability, or termination without cause, or constructive termination after a Change in Control, the restrictions under paragraph (a) will lapse with respect to all Restricted Stock awarded to the Awardee under this Article prior to any such event, and the Plan Shares involved shall cease to be Restricted Stock within the meaning of this Article and shall no longer be subject to forfeiture to the Company pursuant to paragraph (b).

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                  (d) Effect of Retirement. In the event of an Awardee's
         Retirement, the restrictions under paragraph (a) shall continue to apply as though the Awardee were still an Employee, Director, or Advisor, unless the Committee shortens the restriction period.

                  (e) Certificates. Plan Share certificates issued with respect to awards of Restricted Stock shall be registered in the name of the Awardee but shall be delivered by him to the Company together with a stock power endorsed in blank. Each such certificate shall bear the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE, RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN THE GAINSCO, INC. 1998 LONG-TERM INCENTIVE PLAN AND THE RESTRICTED STOCK AGREEMENT BETWEEN THE REGISTERED OWNER OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND GAINSCO, INC., ENTERED PURSUANT TO SUCH PLAN."

                  (f) Lapse of Restriction Period. Upon the lapse of a restriction period as determined pursuant to paragraph (a), the Company will return the stock certificates representing the Plan Shares with respect to which the restriction has lapsed to the Awardee or his legal representative and pursuant to the instruction of the Awardee or his legally authorized representative will issue a certificate for such Plan Shares which does not bear the legend set forth in paragraph (e).

                  (g) Restrictions on Corresponding Securities and Assets. Any other securities or assets (other than ordinary cash dividends) that are received by an Awardee with respect to Restricted Stock awarded to him, which is still subject to restrictions provided for in paragraph
         (a), will be subject to the same restrictions and shall be delivered by the Awardee to the Company as provided in paragraph (e).

                  (h) Rights in Restricted Stock. From the time of grant of the Restricted Stock, the Awardee shall be entitled to exercise all voting rights attributable to the Restricted Stock, subject to forfeiture of such voting rights and the Restricted Stock as provided in paragraph
         (b).

         5.2 Individual Restricted Stock Agreements. Each Awardee of Restricted Stock shall be required to enter a written Restricted Stock Agreement with the Company as a precondition to receiving the award. In such Restricted Stock Agreement, the Awardee shall agree to be bound by the terms and conditions of the Plan, the awards made pursuant hereto, and such other matters as the Committee deems appropriate.


1998 LONG-TERM INCENTIVE PLAN -- PAGE 11

                                   ARTICLE VI
                            STOCK APPRECIATION RIGHTS



         6.1 Terms and Conditions. The Committee may, but shall not be obligated to, authorize the Company, on such terms and conditions as the Committee deems appropriate in each case, to accept the surrender by an Optionee of the right to exercise his Option, or a portion thereof, in consideration for the payment by the Company of an amount equal to the excess of the Fair Market Value of the Plan Shares subject to such Option, or portion thereof, surrendered over the purchase price of such Plan Shares under the Option (a "Stock Appreciation Right"). Such payment, at the discretion of the Committee, may be made in Plan Shares valued at the then Fair Market Value thereof or in cash or partly in cash and partly in Plan Shares.

         6.2 Effect of Exercise of Stock Appreciation Rights on Related Options. Upon the exercise of a Stock Appreciation Right, the number of Plan Shares available under the Option to which it relates shall decrease by a number equal to the number of Plan Shares for which the Stock Appreciation Right was exercised. Upon the exercise of an Option, any related Stock Appreciation Right shall terminate as to any number of Plan Shares subject to the Stock Appreciation Right that exceeds the total number of Plan Shares for which the Option remains unexercised.

         6.3 Time of Grant. Stock Appreciation Rights may be granted concurrently with the Options to which they relate or at any time thereafter prior to the exercise or expiration of the Options.

         6.4 Tandem Incentive Stock Option. Whenever an Incentive Stock Option and a Stock Appreciation Right are granted together and the exercise of one affects the right to exercise the other, the following requirements shall apply:

                  (a) The Stock Appreciation Right will expire no later than the expiration of the underlying Incentive Stock Option;

                  (b) The Stock Appreciation Right may be for no more than the difference between the purchase price under the underlying Incentive Stock Option and the market price of the Plan Shares subject to the underlying Incentive Stock Option at the time the Stock Appreciation Right is exercised;

                  (c) The Stock Appreciation Right shall be transferable only when the underlying Incentive Stock Option is transferable, and under the same conditions;

                  (d) The Stock Appreciation Right may be exercised only when the underlying Incentive Stock Option is eligible to be exercised; and

                  (e) The Stock Appreciation Right may be exercised only when the market price of the Plan Shares subject to the underlying Incentive Stock Option exceeds the purchase price of the Plan Shares subject to the underlying Incentive Stock Option.

         6.5 Individual SAR Agreement. Each Awardee receiving SARs pursuant to this Article shall be required to enter a written SAR Agreement with the Company as a precondition to receiving


1998 LONG-TERM INCENTIVE PLAN -- PAGE 12 the SARs. In such SAR Agreement, the Awardee shall agree to be bound by the terms and conditions of the Plan, the awards made pursuant hereto, and such other matters as the Committee deems appropriate.


                                   ARTICLE VII
                     TERMINATION, AMENDMENT, AND ADJUSTMENT

         7.1 Termination and Amendment. The Plan shall terminate on the date that is one day prior to the tenth anniversary of the Effective Date. No Award shall be granted under the Plan after that date of termination. Subject to the limitations contained in this Section, the Committee may at any time amend or revise the terms of the Plan, including the form and substance of the Award Agreements to be used in connection herewith; provided that no amendment or revision may be made without the approval of the shareholders of the Company if such approval is required under the Code, Rule 16b-3, or any other applicable law or rule; and provided further that, except as provided in Section 7.2, no amendment or revision may be made that reduces the exercise price of any previously granted but unexercised Option or SAR, or that reduces the unpaid purchase price, if any, of any previously issued Restricted Stock. No amendment, suspension, or termination of the Plan shall, without the consent of the individual who has received an Award hereunder, alter or impair any of that individual's rights or obligations under any Award granted prior to that amendment, suspension, or termination.

         7.2 Adjustments. If the outstanding Common Stock is increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split, or reverse stock split, an appropriate and proportionate adjustment shall be made in the maximum number and kind of Plan Shares as to which Awards may be granted under the Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised Options or SARs, outstanding Restricted Stock, or portions thereof granted prior to any such change also shall be made. Any such adjustment in outstanding Options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Options but with a corresponding adjustment in the price for each share covered by the Options. The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 Other Compensation Plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary or affiliate of the Company, nor shall the Plan preclude the Company or any Subsidiary or affiliate thereof from establishing any other forms of incentive or other compensation plans.

1998 LONG-TERM INCENTIVE PLAN -- PAGE 13

         8.2 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company and any Subsidiary or affiliate of the Company that adopts the Plan.

         8.3 Number and Gender. Whenever used herein, nouns in the singular shall include the plural where appropriate, and the masculine pronoun shall include the feminine gender.

         8.4 Headings. Headings of articles and sections hereof are inserted for convenience of reference and constitute no part of the Plan.

                                   ARTICLE IX
                                   DEFINITIONS

         As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

         9.1 "Advisor" means any person not employed by the Company and not a Director, rendering consulting or advisory services to the Company, who is expected or determined by the Committee to contribute significantly to the management, growth, or direction of some part or all of the business of the Company. The power to determine who is and who is not an Advisor for purposes of the Plan is reserved solely to the Committee.

         9.2 The term "affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with such Person.

         9.3 "Award" means the grant of an Option, Restricted Stock, or Stock Appreciation Rights pursuant to the Plan.

         9.4 "Award Agreement" means an Option Agreement, SAR Agreement, or Restricted Stock Agreement.

         9.5 "Awardee" means  the recipient of an Award.

         9.6 "Board" means the Board of Directors of the Company.

         9.7 "Cause" means conviction of a crime involving moral turpitude or a crime providing for a term of imprisonment in a federal or state penitentiary; failure or refusal to follow reasonable instructions of the Board; failure or refusal to comply with the reasonable policies, standards and regulations of the Company, which from time to time may be established; failure or refusal to faithfully and diligently perform the usual customary duties of his employment or service; acting in an unprofessional, unethical, immoral or fraudulent manner; acting in a manner which discredits or is detrimental to the reputation, character and standing of Company or a Subsidiary; or the commission of any other act that causes or reasonably may be expected to cause substantial injury to the Company.

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


         9.8 The term "Change in Control" has the meaning set forth in Section 1.12(b).

         9.9 "Code" means the Internal Revenue Code of 1986, as amended.

         9.10 "Committee" means the Committee appointed in accordance with
Section 2.1.

         9.11 "Common Stock" means the Common Stock, par value $0.10 per share, of the Company or, in the event that the outstanding shares of such Common Stock are hereafter changed into or exchanged for shares of a different stock or security of the Company or some other corporation, such other stock or security.

         9.12 "Company" means GAINSCO, INC., a Texas corporation, or one or more of its Subsidiaries.

         9.13 "Director" means a member of the Board.

         9.14 "Effective Date" means the date on which the Board approves the Plan.

         9.15 "Employee" means an employee (within the meaning of Section 3401(c) of the Code and the regulations thereunder) of the Company or of any Subsidiary of the Company that adopts the Plan, including Officers.

         9.16 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         9.17 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         9.18 "Fair Market Value" means such value as determined by the Committee on the basis of such factors as it deems appropriate; provided that if the Common Stock is traded on a national securities exchange or transactions in the Common Stock are quoted on the Nasdaq National Market System, such value as shall be determined by the Committee on the basis of the reported sales prices for the Common Stock on the date for which such determination is relevant, as reported on the national securities exchange or the Nasdaq National Market System, as the case may be. If the Common Stock is not listed and traded upon a recognized securities exchange or on the Nasdaq National Market System, the Committee shall make a determination of Fair Market Value on a reasonable basis which may include the mean between the closing bid and asked quotations for such stock on the date for which such determination is relevant (as reported by a recognized stock quotation service) or, in the event that there shall be no bid or asked quotations on the date for which such determination is relevant, then on the basis of the mean between the closing bid and asked quotations on the date nearest preceding the date for which such determination is relevant for which such bid and asked quotations were available.

         9.19 "Incentive Stock Option" means an Option granted pursuant to
Article III.

         9.20 "Nonqualified Stock Option" means an Option granted pursuant to
Article IV.

1998 LONG-TERM INCENTIVE PLAN -- PAGE 15

         9.21 "Officer" means an officer of the Company or any Subsidiary.

         9.22 "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

         9.23 "Optionee" means an Awardee to whom an Option has been granted hereunder.

         9.24 "Option Agreement" means an agreement between the Company and an Optionee with respect to one or more Options.

         9.25 "Permanent Disability" has the meaning provided for that term in
Section 22(e)(3) of the Code.

         9.26 "Person" means any individual, corporation, partnership, joint venture, trust, or unincorporated organization.

         9.27 "Plan" means the GAINSCO, INC. Long-Term Incentive Plan, as set forth herein and as amended from time to time.

         9.28 "Plan Shares" means shares of Common Stock issuable pursuant to the Plan.

         9.29 "Restricted Stock" means stock issued pursuant to Article V.

         9.30 "Restricted Stock Agreement" means an agreement between the Company and an Awardee with respect to Restricted Stock.

         9.31 "Retirement" occurs when an Awardee terminates his employment or service relationship with the Company or a Subsidiary on or after the date he
(a) turns 65 years old or (b) turns 55 years old and has completed ten years of service with the Company or a Subsidiary as otherwise determined by the Board.

         9.32 "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor rule.

         9.33 "Securities Act" means the Securities Act of 1933, as amended.

         9.34 "Stock Appreciation Right" or "SAR" means a right issued pursuant to Article VI.

         9.35 "SAR Agreement" means an agreement between the Company and an Awardee with respect to Stock Appreciation Rights.

         9.36 "Subsidiary" means a subsidiary corporation of the Company, as defined in Section 424(f) of the Code.

         9.37 "Tax Date" means the date on which the amount of tax to be withheld is determined.

1998 LONG-TERM INCENTIVE PLAN -- PAGE 16

         9.38 "Transaction" has the meaning set forth in Section 1.12(b)(iii).

         9.39 The term "Voting Securities" has the meaning set forth in Section 1.12(b)(i).

1998 LONG-TERM INCENTIVE PLAN -- PAGE 17